Ex 99.1

PASSAGE BIO REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS AND PROVIDES RECENT BUSINESS HIGHLIGHTS

●	Updated interim data from the upliFT-D trial in FTD-GRN demonstrated that Dose 1 PBFT02 achieved consistent elevation of CSF progranulin at six months post-treatment in the two patients with longest follow-up
●	Completed dosing of Cohort 1 (n=5) in upliFT-D trial; on track to deliver 6-month safety and biomarker data from Cohort 1 in 2H 2024
●	Plan to continue studying Dose 1 in Cohort 2 of upliFT-D trial; expect to initiate dosing by the end of 1H 2024, as planned
●	Initiated regulatory process with FDA to receive feedback on pathway to treating FTD-C9orf72 patients with PBFT02
●	Robust balance sheet sufficient to deliver meaningful clinical data, with cash runway into Q4 2025

PHILADELPHIA – May 14, 2024 – Passage Bio, Inc. (Nasdaq: PASG), a clinical stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today reported financial results for the first quarter ended March 31, 2024 and provided recent business highlights.

"The beginning of 2024 has been marked by strong execution as we continue to advance our global upliFT-D clinical trial in FTD-GRN and plan to deliver meaningful data over the next twelve months,” said Will Chou, M.D., president and chief executive officer of Passage Bio. “We are excited to share updated interim data demonstrating continued elevation in CSF progranulin levels at six months after treatment in two patients. This consistent progranulin response underscores the differentiated profile of PBFT02 and gives us confidence in the impact our therapy may have on patients at the current dose. Momentum in our program has been strong since we shared encouraging initial data last year, and we are pleased to have completed dosing of all five patients in Cohort 1.”

Recent Highlights

●	Dose 1 PBFT02 achieved consistent elevation of cerebrospinal fluid (CSF) progranulin (PGRN) at six months post-treatment in two patients with the longest follow-up in the global Phase 1/2 upliFT-D clinical trial evaluating PBFT02 for frontotemporal dementia (FTD) with granulin mutations (GRN): Building on interim data shared in December 2023, Dose 1 PBFT02 has now been shown to elevate CSF PGRN levels at six months post-treatment in Patients 2 and 3, with a concentration of 21.7 to 27.3 ng/mL. Consistent with prior findings, Patient 3 plasma PGRN levels remained below levels found in healthy adult controls at up to six months post-treatment. PBFT02 continues to be well-tolerated in participants who received the enhanced immunosuppression regimen at up to eleven months post-treatment.

●	Completed dosing of Cohort 1 patients in upliFT-D clinical trial: Completed dosing of Cohort 1, with five patients now having received Dose1 of PBFT02. The company remains on track to deliver 6-month safety and biomarker data from Cohort 1 in the second half of 2024.

●	Plan to continue studying Dose 1 in Cohort 2 patients in upliFT-D trial: Based on initial clinical evidence that Dose 1 PBFT02 achieved robust CSF progranulin levels, sustained for up to six months post-treatment (n=2), the company plans to continue studying Dose 1 in Cohort 2, which will consist of three to five patients. Recruitment momentum remains strong, with multiple GRN+ patients identified and being evaluated for study eligibility across seven clinical trial sites in Brazil, Canada, the United States and Europe. The company continues to expect to initiate dosing of Cohort 2 later in the first half of 2024.

●	Initiated regulatory process with FDA to receive feedback on the company’s plans to treat FTD-C9orf72 patients with PBFT02: The company expects to receive feedback from the U.S. Food and Drug Administration (FDA) on the clinical development pathway for treating FTD patients with mutations in the C9orf72 gene with PBFT02 in the second half of 2024. FTD-C9orf72, like FTD-GRN, is characterized by TDP-43 pathology, in which the TDP-43 protein abnormally accumulates in the cytoplasm of neurons, contributing to neuronal dysfunction and degeneration. Published, third-party preclinical studies have shown that elevating progranulin levels can reduce TDP-43 pathology and slow neurodegeneration. There are currently no approved disease-modifying therapies for FTD-C9or72, which is estimated to affect approximately 21,000 patients in the U.S. and Europe.

Anticipated Upcoming Milestones:

FTD-GRN

●	Initiate dosing for Cohort 2 FTD-GRN patients in 1H 2024
●	Report 6-month safety and biomarker data from Cohort 1 patients in 2H 2024
●	Announce 12-month follow-up data from Cohort 1 patients in 1H 2025
●	Report initial safety and biomarker data from Cohort 2 patients in 1H 2025

FTD-C9orf72 and ALS

●	Obtain regulatory feedback on the pathway to treating FTD-C9orf72 and amyotrophic lateral sclerosis (ALS) patients with PBFT02 in 2H 2024

First Quarter 2024 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $104.5 million as of March 31, 2024, as compared to $167.8 million as of March 31, 2023. During the quarter ended March 31, 2024, the company raised $8.7 million, net of offering costs, under its ATM Facility. The company expects current cash, cash equivalents and marketable securities to fund operations into Q4 2025.
●	Research and Development (R&D) Expenses: R&D expenses were $11.5 million for the quarter ended March 31, 2024, as compared to $16.8 million for the quarter ended March 31, 2023.
●	General and Administrative (G&A) Expenses: G&A expenses were $6.5 million for the quarter ended March 31, 2024, as compared to $19.0 million for the quarter ended March 31, 2023. G&A Expenses in the period in 2023 included $11.3 million in non-recurring charges related to the Amended Catalent Agreements.
●	Net Loss: Net loss was $16.7 million, or $0.30 per basic and diluted share, for the quarter ended March 31, 2024, as compared to a net loss of $34.3 million, or $0.63 per basic and diluted share, for the quarter ended March 31, 2023.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: www.passagebio.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the progress of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; our expectations about potential out-licensing opportunities related to PBGM01, PBKR03 and PBML04; and the ability of our product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Passage Bio, Inc.

Balance Sheets

	(Unaudited)
(in thousands, except share and per share data)	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$36,773	$21,709
Marketable securities	67,752	92,585
Prepaid expenses and other current assets	1,784	923
Prepaid research and development	1,984	2,742
Total current assets	108,293	117,959
Property and equipment, net	14,489	15,295
Right of use assets - operating leases	17,087	16,858
Other assets	662	433
Total assets	$140,531	$150,545
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,687	$1,298
Accrued expenses and other current liabilities	7,483	11,670
Operating lease liabilities	3,671	3,373
Total current liabilities	12,841	16,341
Operating lease liabilities - noncurrent	22,807	22,921
Total liabilities	35,648	39,262

Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized; no shares issued and outstanding at both March 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value: 300,000,000 shares authorized; 61,611,796 shares issued and outstanding at March 31, 2024 and 54,944,130 shares issued and outstanding at December 31, 2023	6	5
Additional paid‑in capital	716,125	705,789
Accumulated other comprehensive income (loss)	(69)	(43)
Accumulated deficit	(611,179)	(594,468)
Total stockholders’ equity	104,883	111,283
Total liabilities and stockholders’ equity	$140,531	$150,545

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2024	2023
Operating expenses:
Research and development	$11,535	$16,836
General and administrative	6,515	19,047
Loss from operations	(18,050)	(35,883)
Other income (expense), net	1,339	1,545
Net loss	$(16,711)	$(34,338)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.30)	$(0.63)
Weighted average common shares outstanding, basic and diluted	56,295,540	54,618,799
Comprehensive loss:
Net loss	$(16,711)	$(34,338)
Unrealized gain (loss) on marketable securities	(26)	539
Comprehensive loss	$(16,737)	$(33,799)

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com